UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

EDUCATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50952	37-1465722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (410) 843-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03 is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

On April 28, 2005, Educate Operating Company, LLC, (“EOC”) a wholly-owned subsidiary of the registrant, Educate, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent, and a syndicate of lenders that are also parties to the Agreement. The original Credit Agreement consisted of a term loan facility of approximately $118.6 million and a revolving credit facility of $30 million. The Agreement provides for an increase in the term loan facility to $140 million and other amendments to lower the interest rate spread over a base rate, extend the maturities, and provide for increased flexibility in certain other terms and conditions of the term loan facility. No amendments were made to the agreement concerning the revolving credit facility.

At EOC’s election the modified term loan will bear interest at the base rate or Eurodollar rate plus a margin, currently at 200 basis points. Pursuant to the Agreement, quarterly principal payments based upon a 100-year amortization schedule are due until the seventh year, when the remaining balance is due. The obligations under the Agreement are guaranteed by the Company and certain direct and indirect subsidiaries of the Company. These obligations are secured by a senior interest in substantially all of the assets of EOC and its subsidiaries.

The Agreement includes usual and customary covenants for transactions of this type, including covenants limiting liens on assets of EOC and its subsidiaries, certain asset sales, payment of dividends, incurrence of additional indebtedness, and mergers or making fundamental changes to the business.

The Agreement is expected to constitute a substantial modification of the terms of the prior agreement in accordance with generally accepted accounting principles. Accordingly, the Company expects to write off financing costs previously deferred in the establishment of the prior term facility and is currently evaluating and identifying these costs for write-off during the three-month period ending June 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATE, INC.

/s/ Kevin Shaffer
Name: Kevin Shaffer Title: Chief Financial Officer

Date: May 4, 2005